Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of micromobility.com Inc. on Form S-3 File No. 333-267783 of our report dated April 16, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern with respect to our audits of the consolidated financial statements of micromobility.com Inc. as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, which report is included in this Annual Report on Form 10-K of micromobility.com Inc. for the year ended December 31, 2023.

/s/ Marcum, LLP

Marcum LLP

New York, NY

April 16, 2024